Exhibit 99.1

May 12, 2005

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR FIRST QUARTER OF 2005

HOUSTON, Texas (May 12, 2005) - MAXXAM Inc. (AMEX: MXM) reported today a net loss of $14.2 million, or $2.38 per share loss, for the first quarter of 2005, compared to a net loss of $20.3 million, or $3.40 per share loss, for the same period a year ago. Net sales for the first quarter of 2005 totaled $83.0 million, compared to $68.9 million in the first quarter of 2004.

MAXXAM reported operating income of $2.8 million for the first quarter of 2005, compared to an operating loss of $6.6 million for the comparable period in 2004. This improvement in operating income is largely due to the increased sales activity and the receipt and recognition of deferred profits at the Company's real estate operations. Additionally, in March 2005, the Company's forest products operations reached a $3.1 million settlement of a lawsuit filed against several insurance companies for reimbursement of settlement payments and defense costs related to a legal matter that was concluded in 2002.

FOREST PRODUCTS OPERATIONS

Net sales for forest products operations increased $3.9 million to $47.3 million for the first quarter of 2005, as compared to $43.4 million the same period in 2004. Shipments of Douglas-fir lumber inventories more than doubled, as compared to the same period in 2004, resulting in an increase in net sales of $6.6 million during the quarter. This increase was offset by lower shipments of redwood lumber of $2.8 million.

Although sales improved, the operating loss increased to $2.8 million for the first quarter of 2005, compared to an operating loss of $0.3 million the same period a year ago, principally due to increased logging, hauling and production costs, partially offset by the $3.1 million insurance settlement reached in the first quarter of 2005.

REAL ESTATE OPERATIONS

Real estate sales more than doubled in the first quarter of 2005 over the prior year period, resulting in an increase in net sales of $11.8 million. This increase was principally due to increased sales activity at the Company's Fountain Hills and Mirada developments and the receipt and recognition of deferred profits at the Company's Palmas development.

Operating income improved to $6.7 million for the first quarter of 2005, as compared to an operating loss of $1.8 million the same period in 2004, principally due to the increase in net sales.

RACING OPERATIONS

Net sales and operating income for the Company's racing operations declined $1.6 million and $0.8 million, respectively, for the first quarter of 2005, as compared to the same period in 2004, primarily due to lower average daily attendance and reduced simulcast wagering.

CORPORATE

The Corporate segment's operating results improved from a loss of $5.1 million in the first quarter of 2004 to a loss of $0.9 million in the first quarter of 2005, primarily due to a $1.6 million benefit recognized in the first quarter of 2005 related to changes in stock-based compensation expense, which is adjusted as the market value of the Company's common stock changes. In the first quarter of 2004, expense of $2.2 million was recognized related to changes in stock-based compensation expense.

PALCO - SCOTIA LLC LIQUIDITY UPDATE

Prior to the issuance of this press release, MAXXAM filed its quarterly report on Form 10-Q with the Securities and Exchange Commission. The Condensed Notes to Financial Statements and other sections of the Form 10-Q discuss how the cash flows of The Pacific Lumber Company (Palco) and Scotia Pacific Company LLC (Scotia LLC), indirect subsidiaries of MAXXAM, have been materially adversely affected by the ongoing regulatory, environmental and litigation matters faced by Palco and Scotia LLC.

At March 31, 2005, Palco continued to be in default under its credit agreement and its liquidity crisis continued. Previously granted waivers of default were subsequently extended through April 22, 2005. On April 19, 2005, Palco closed a five-year $30 million secured, asset-based revolving credit facility and a five-year $35 million secured term loan. The term loan was fully funded on April 19, 2005 and Palco used approximately $10.8 million of the funds from the term loan to pay off amounts outstanding under its credit agreement and terminated that facility. As of April 30, 2005, no borrowings had been made under the new revolving credit facility. Palco estimates that its cash flows from operations will not provide sufficient liquidity to fund its operations until the fourth quarter of 2006. Accordingly, Palco expects to be dependent on the funds available under the new term loan and new revolving credit facility to fund its working capital requirements in 2005 and 2006.

As previously announced, Scotia LLC estimates that its cash flows from operations, together with funds available under its line of credit, will be inadequate to pay all of the interest due on the July 20, 2005 payment date for Scotia LLC's Timber Notes, which would be an event of default under the indenture governing the Timber Notes. Scotia LLC is seeking to restructure its obligations with respect to the outstanding Timber Notes; however, there can be no assurance that Scotia LLC will be successful in its efforts to restructure these obligations.

In the event of a Scotia LLC default under the indenture governing the Timber Notes or a future Palco liquidity shortfall, Palco and Scotia LLC could be forced to take extraordinary actions, which may include: reducing expenditures by laying off employees and shutting down various activities; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the U.S. Bankruptcy Code.

OTHER MATTERS

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

152-103003

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)
Net sales:
Forest products. . . . . . . . . . .	$47.3	$43.4
Real estate. . . . . . . . . . . . . . .	22.8	11.0
Racing. . . . . . . . . . . . . . . . . . .	12.9	14.5
	83.0	68.9

Costs and expenses. . . . . . . . . .	(80.2)	(75.5)

Operating income (loss):
Forest products. . . . . . . . . .	(2.8)	(0.3)
Real estate. . . . . . . . . . . . . . .	6.7	(1.8)
Racing. . . . . . . . . . . . . . . . . .	(0.2)	0.6
Corporate. . . . . . . . . . . . . . .	(0.9)	(5.1)
	2.8	(6.6)

Other income (expense):
Investment and interest income . . .	1.2	3.8
Other income, net. . . . . . . . . . . . . . .	-	1.3
Interest expense. . . . . . . . . . . . . . . .	(18.2)	(18.8)
Loss before income taxes . . . . . . . . .	(14.2)	(20.3)
Provision for income taxes. . . . . . . .	-	-
Net loss. . . . . . . . . . . . . . . . . . . . . . . .	$(14.2)	$(20.3)

Basic and diluted loss per common and common equivalent share . . .	$(2.38)	$(3.40)